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                                                        Exhibit 99.2

[ARMCO LOGO]                                      ARMCO INC.

                                                  SPECIALTY FLAT-ROLLED STEELS

                                                  Pittsburgh, Pennsylvania

 N E W S    F R O M   A R M C O                   CONTACT:
                                                  ----------------------------

                                                        Jim Herzog
                                                        412-255-9825


                        ARMCO ADOPTS NEW STOCKHOLDER PLAN
     PITTSBURGH, PA, February 23, 1996 -- The Board of Directors of Armco Inc. (NYSE: AS) adopted a shareholder Rights Plan to replace Armco's current plan, which was adopted in 1986 and expires on June 26, 1996. Like the 1986 plan, the new plan is designed to protect stockholders in the event of takeover action that would deny them the fair value of their investment.
     James F. Will, Chairman and Chief Executive Officer of Armco, said, "The Board believes that replacing the expiring plan with a new plan is appropriate. Like the old plan, the Rights Plan is not intended to prevent an acquisition of the company on terms that are favorable and fair to all stockholders," Will added. "However, the plan will deter any attempt to acquire control of the company through use of abusive tactics that are calculated to deprive the stockholders of fair value and deprive the Board of Directors of their ability to play a role in determining the company's future."
     Terms of the plan provide for a dividend to stockholders of record on June 26, 1996, of a Right to purchase 1/200th of a share of Armco's Series A, Participating Preferred Stock at an established exercise price for each share of common stock. The company will be entitled to redeem the Rights at one quarter of one cent per Right under circumstances specified in the Rights Plan. The Rights, which would expire 10 years from the date of issuance, will initially become exercisable if a person or group acquires 20% or more of Armco's common stock, or the company's Board of Directors determines pursuant to the terms of the Rights Plan that any person or group that has acquired 10% or more of the company's common stock is an "Adverse Person."
                                   -more-
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                                 -Page Two-

      Details of the stockholders' Rights Plan will be summarized in a letter that will be mailed to all stockholders in June.
     Armco Inc. is a leading domestic producer of specialty flat-rolled stainless, electrical and carbon steels with plants in Butler, Pennsylvania and Coshocton, Dover, Mansfield and Zanesville, Ohio. Armco also owns companies which produce snowplows and other equipment for light trucks and standard pipe and tubular products.
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